Filed pursuant to Rule 424(b)(5):
                              File No. 33-54747
                              File No. 33-65293

     Pricing Supplement No. 1 dated February 9, 1996 (to Prospectus Supplement dated February 9, 1996 and Prospectus dated February 8, 1996).

                                  XTRA, Inc.

                         Series C Medium-Term Notes

                       Due From 9 Months to 30 Years
                             From Date of Issue

                          Guaranteed as to Payment
                           of Principal, Premium,
                          if any, and Interest by

                              XTRA Corporation
                                     and
                             XTRA Missouri, Inc.

            _______________________________________________

Original Issue Date:          February 14, 1996

Principal amount:             $7,500,000

Book Entry:                   X

Certificated:                 N/A

Interest Rate (if fixed rate):  5.65%

Stated Maturity:              February 15, 2000

Issue price (as a percentage of principal amount):  N/A

Selling Agent's commission (%):    .450%

Purchasing Agent's discount or commission (%):  N/A

Net Proceeds to the Company (%):  $7,466,250 (99.55%)

Initial Redemption Date (if any):  N/A

Redemption Prices:            N/A

Interest Payment Dates:  April 1 and October 1

Regular Record Dates:    March 15 and September 15

Floating Rate Notes:

     Interest Rate basis (if floating):

     ___Commercial Paper
     ___Prime Rate
     ___LIBOR
     ___Treasury Rate
     ___CD Rate
     ___Federal Funds Rate
     ___Other

     Index Maturity:

     Spread:

     Spread Multiplier:

     Maximum Interest Rate:

     Minimum Interest Rate:

     Interest Reset Date:

     Initial Interest Rate:

     Interest Determination Date(s):

     Calculation Date(s):

     Calculation Agent:

Use of Proceeds:

     The proceeds of the Note will be used to repay in part outstanding short-term borrowings under a Revolving Credit and Term Loan Agreement with Bank of America, National Trust and Savings Association, as Agent. The maturity date of the revolving period under the Revolving Credit Agreement is June 30, 1997, with final maturity of the term period on June 30, 2002. The current interest rate on borrowings to be repaid is 5.9%. Borrowings under the Revolving Credit Agreement being repaid were used to finance capital expenditures and working capital needs as well as the acquisition of certain assets of Matson Leasing Company.